UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 30, 2012

Date of Report (Date of earliest event reported)

SYNAPTICS INCORPORATED

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-49602	77-0118518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3120 SCOTT BLVD.

SANTA CLARA, CALIFORNIA

95054

(Address of Principal Executive Offices) (Zip Code)

(408) 454-5100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2012, David B. Long tendered his resignation as our Senior Vice President of World Wide Sales, but agreed to provide transition services to us, including in support of his to-be-named successor, until February 12, 2013. In connection with Mr. Long leaving our company, we and Mr. Long entered into a Release and Separation Agreement. In exchange for Mr. Long agreeing not to directly or indirectly solicit our employees for a two-year period and not disclose or use our trade secrets or confidential information and executing a general release of claims he may have against us, we agreed, for a period of six months following the effective date of his resignation, to continue to pay Mr. Long’s base salary and to reimburse COBRA premiums for continued health insurance benefits for Mr. Long and his dependents. We also agreed to pay Mr. Long’s target bonus for the first half of fiscal 2012 and to provide career transition services to Mr. Long for up to six months. In addition, Mr. Long’s vested stock options as of the effective date of his resignation will be exercisable for a period of six months, but not beyond their original term.

The foregoing summary of the Release and Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement and Release, which will be filed as an exhibit to the company’s Form 10-Q for the quarter ending September 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTICS INCORPORATED

Date: September 6, 2012	By:	/s/ Kathleen A. Bayless
Kathleen A. Bayless
Senior Vice President, Chief Financial Officer, Secretary, and Treasurer